Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Intensity Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	(1)	$18,687,500	.0001102	$2,059.36
	Other	Underwriter Warrants	(4)
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of the Underwriter Warrants (3)	(1)	$1,569,750	.0001102	$172.99
	Total Offering Amounts			$20,257,250		$2,232.35
	Total Fees Previously Paid					$2,232.35
	Net Fee Due					$0

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of Common Stock granted pursuant to the underwriters’ option to purchase additional shares of Common Stock.

(3)	The registrant has agreed to issue, upon the closing of this offering, underwriter warrant to the underwriters, entitling them to purchase a number of shares of common stock equal to 7% of the aggregate shares of common stock sold in this offering (including any shares sold pursuant to the over-allotment option). The exercise price of the underwriter warrant will be equal to 120% of the public offering price of the common stock offered hereby.

(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of Common Stock underlying the Underwriter Warrants are registered hereby, no separate registration fee is required with respect to the Underwriter Warrants registered hereby.